UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                                 enherent Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    693579104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 14, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages

--------------------------------------------------------------------------------
CUSIP No. 693579104               SCHEDULE 13G                 Page 2 of 4 Pages
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         I.R.S. Identification No. of Above Person (entities only)

         Paul L. Mellinger
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION:

         United States of America
--------------------------------------------------------------------------------
  NUMBER OF
                   5.  SOLE VOTING POWER:
   SHARES              2,043,080 shares
                   -------------------------------------------------------------
BENEFICIALLY       6.  SHARED VOTING POWER:
                       0 shares
  OWNED BY         -------------------------------------------------------------
                   7.  SOLE DISPOSITIVE POWER:
    EACH               2,043,080 shares
                   -------------------------------------------------------------
 REPORTING         8.  SHARED DISPOSITIVE POWER:
                       0 shares
PERSON WITH:
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         2,043,080 shares
--------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                             [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

         11.7%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON:

         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 693579104               SCHEDULE 13G                 Page 3 of 4 Pages
--------------------------------------------------------------------------------

                         AMENDMENT NO. 1 TO SCHEDULE 13G

         The Schedule 13G, dated September 15, 2000, of Paul L. Mellinger (the "Reporting Person") is hereby amended as set forth below. Capitalized terms used herein without definition have the meanings set forth in the Schedule 13G. This Amendment No. 1 to Schedule 13G should be read in conjunction with, and is qualified in its entirety by reference to, the Schedule 13G.

ITEM 4.    OWNERSHIP.

           Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

           (a)  Amount beneficially owned:

                2,043,080

           (b)  Percent of class:

                11.7%

           (c)  Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                      2,043,080
                (ii)  shared power to vote or direct the vote:
                      0
                (iii) sole power to dispose or to direct the disposition of:
                      2,043,080
                (iv)  shared power to dispose or direct the disposition of:
                      0

--------------------------------------------------------------------------------
CUSIP No. 693579104               SCHEDULE 13G                 Page 4 of 4 Pages
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                        /s/ PAUL L. MELLINGER
                                        ------------------------------------
Date: March 1, 2002                     PAUL L. MELLINGER